Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Moriah Shilton
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 133	(415) 433-3777
jwatts@iwsinc.com	mshilton@lhai.com

For Immediate Release

ImageWare Systems Closes $2.3 Million Private Placement

SAN DIEGO, CA, Nov. 20, 2006 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, today announced it closed a private placement on Nov. 17th of 2,300 shares of Series C Convertible Preferred Stock and warrants to purchase 115,000 shares of common stock to accredited investors.  The offering generated net proceeds of pproximately $2.1 million. The preferred stock is initially convertible into approximately1,533,333 shares of common stock. The warrants have a term of 5 years and are initially exercisable at $1.575 per share beginning in May 2007. As part of the offering, ImageWare also issued common stock warrants and paid cash compensation to a placement agent. ImageWare will use the proceeds from the private placement for general working capital purposes.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. ImageWare has agreed to file a registration statement covering resale of the securities by the accredited investor. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement
This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with the conversion price for the Series C Preferred Stock and the number of shares of common stock actually issued as a result of the conversion of the preferred stock and exercise of the warrants, uncertainties associated with the use of proceeds from the sale of preferred stock and the warrants, uncertainties associated with adjustments, conditions, restrictions and protections included in the terms of the financing agreements, the preferred stock, the warrants and other documents related to the sale of the preferred stock and warrants and related transactions and factors described from time to time in reports filed by ImageWare with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-KSB, as amended. A more complete description of ImageWare’s business is provided in the Company’s most recent annual, quarterly and current reports, which are available from ImageWare without charge or at http://www.sec.gov/.

# # #